Exhibit 8.1

[Letterhead of Sutherland Asbill & Brennan LLP]

 March 31, 2016

United States Natural Gas Fund, LP

1999 Harrison Street, Suite 1530

Oakland, California 94612

Re:	Registration Statement on Form S-1 to be filed with the SEC on or about March 31, 2016

Ladies and Gentlemen:

We have acted as tax counsel for United States Natural Gas Fund, LP (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale (the “Offering”) of shares representing limited partner interests in the Partnership (“Shares”). We have also participated in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Shares pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

ATLANTA	AUSTIN	GENEVA	HOUSTON	LONDON	NEW YORK	SACRAMENTO	WASHINGTON D.C.

United States Natural Gas Fund, L.P.

March 31, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP

Sutherland Asbill & Brennan LLP